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Exhibit 99.1

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FOR IMMEDIATE RELEASE	November 12, 2002

CONTACT:
Melinda Kile
VP, Finance
NeoRx Corporation
206-286-2501

NEORX ANNOUNCES INTELLECTUAL PROPERTY DEAL

        Seattle, WA, November 12, 2002—NeoRx Corporation (NASDAQ:NERX) today announced that it has entered into an agreement with IDEC Pharmaceuticals Corporation relating to the sale to IDEC of certain NeoRx intellectual property and the grant to IDEC of certain license and option rights. NeoRx received $7.9 million in cash and may receive in the future royalty payments with respect to certain products.

        The intellectual property addressed by this agreement includes a portfolio of NeoRx US and international patents and certain associated technology and know-how relating to antibody-based therapeutics and ligand-linker technology. The intellectual property rights being transferred to IDEC do not include rights to NeoRx's STR or Pretarget ® programs. With respect to the patents involved in the sale, NeoRx retains a license for the development of certain NeoRx products.

        NeoRx Corporation is a cancer therapeutics company developing products for targeted delivery of therapeutic agents, including radiopharmaceuticals, to tumor sites.

        IDEC Pharmaceuticals Corporation is a leader in the discovery, development and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases.

        This release contains forward-looking statements relating to the development of NeoRx Corporation's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect NeoRx Corporation's actual results include the conditions in the capital markets in general and in the life science capital markets specifically which may affect potential financing sources for the development of NeoRx's business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products, and the risks and uncertainties described in NeoRx's press releases and its current and periodic reports filed with the Securities and Exchange Commission, including NeoRx's Annual Report on Form 10-K for the year ended December 31, 2001 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. NeoRx Corporation undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

        Visit NeoRx at www.neorx.com.

        NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

        ©2002 NeoRx Corporation. All Rights Reserved.

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  Exhibit 99.1